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Exhibit (p)

                       INITIAL SHARE PURCHASE AGREEMENT

   This Agreement is made as of the 30th day of September, 2019 between Amundi Pioneer Asset Management, Inc. ("APAM"), a Delaware corporation, and Pioneer Securitized Income Fund, a Delaware statutory trust (the "Trust").

   WHEREAS, the Trust wishes to sell to APAM, and APAM wishes to purchase from the Trust, $109,475 of common shares of beneficial interest of the Trust (10,947.5 shares at a purchase price of $10.00 per share (collectively, the "Shares")); and

   WHEREAS, APAM is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

   NOW, THEREFORE, the parties hereto agree as follows:

   1. Simultaneously with the execution of this Agreement, APAM is delivering to the Trust a check in the amount of $109,475 in full payment for the Shares.

   2. APAM agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

   Executed as of the date first set forth above.

                                          AMUNDI PIONEER ASSET MANAGEMENT, INC.

                                          /s/ Gregg M. Dooling
                                          --------------------------------------
                                          Name:   Gregg M. Dooling
                                          Title:  Chief Financial Officer

                                          PIONEER SECURITIZED INCOME FUND

                                          /s/ Mark E. Bradley
                                          --------------------------------------
                                          Name:   Mark E. Bradley
                                          Title:  Treasurer